BlackRock Advantage U.S. Total Market Fund, Inc.

BlackRock Balanced Capital Fund, Inc.

BlackRock Capital Appreciation Fund, Inc.

BlackRock Funds II
BlackRock High Yield Bond Portfolio
BlackRock U.S. Government Bond Portfolio

BlackRock Bond Fund Inc.
BlackRock Total Return Fund

(collectively, the "Funds")


77I:

Terms of new or amended securities

Effective on the close of business on December 27, 2017, as specified below, all of the issued and outstanding shares of certain share classes of the Funds (the "Original Shares") were converted into Investor A Shares of the Funds (the "New Shares") with the same relative aggregate net asset value as the Original Shares held immediately prior to the conversion. At the time of the conversion, the New Shares had lower total expense ratios, and equal or lower distribution fees and shareholder servicing fees payable under the Fund's 12b-1 plan than the Original Shares. No sales load, fee, or other charge was imposed on the conversion of these shares and, once converted, the New Shares are not subject to the contingent deferred sales charge (if any) previously charged on the redemption of the Original Shares.


Fund
BlackRock Advantage U.S. Total Market Fund, Inc.

Original Shares
Investor B

New Shares
Investor A


Fund
BlackRock Balanced Capital Fund, Inc.

Original Shares
Investor B

New Shares
Investor A


Fund
BlackRock Capital Appreciation Fund, Inc.

Original Shares
Investor B

New Shares
Investor A


Fund
BlackRock High Yield Bond Portfolio

Original Shares
Investor B

New Shares
Investor A


Fund
BlackRock High Yield Bond Portfolio

Original Shares
Investor B1

New Shares
Investor A


Fund
BlackRock Total Return Fund

Original Shares
Investor B

New Shares
Investor A


Fund
BlackRock U.S. Government Bond Portfolio

Original Shares
Investor B1

New Shares
Investor A